UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under § 240.14a-12

WALGREENS BOOTS ALLIANCE, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

This Schedule 14A relates solely to preliminary communications made prior to furnishing security holders of Walgreens Boots Alliance, Inc. (the “Company”) with a definitive proxy statement and a transaction statement on Schedule 13E-3 related to a proposed transaction with Blazing Star Parent, LLC, a Delaware limited liability company (“Parent”), and Blazing Star Merger Sub, Inc., a Delaware corporation (“Merger Sub”), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of March 6, 2025, by and among the Company, Parent and Merger Sub.

The following is an excerpt from a transcript of a Walgreens employee town hall held on May 8, 2025.

Town Hall - Transcript

Tim Wentworth, CEO Walgreens Boots Alliance – So a few hot topics. The transaction progress. So Sycamore Partners, I’ve said it before: this is the most compelling opportunity for value creation and growth that we could possibly have. It’s not the only path for us. I believe it’s absolutely the best path, and we have chosen the right partner. Interestingly when I spoke to our governor here in this state, he echoed that. He said, it’s not just private equity. You’ve got the right partner here, that we’re gonna stay here from a headquarters standpoint. As well as that we’ve committed to continuing to grow our company.

And so I want you to know, though, it has become more and more clear to me and my team as we work with them now, post the announcement and now post the filing of the proxy, that they are very supportive of continued investment in our teams. And, you know, folks are always gonna have an opinion about this deal that you talk to, but the fact is, I’m convinced we have the best possible partner. They trust us to tell them what’s gonna be best. And they’ve told me, we don’t run companies. We support management, which is true. Take a look at them. They got like 50 employees. They don’t, they don’t work up. And it’s one of the many reasons that I’m super optimistic about this deal.

And again, as we have worked through now some decisions with them and some evaluation of ideas and so forth. Frankly, their reaction to the Erick Velasquez event in California was textbook positive. Empathy, wanted to make sure we were doing things for the family. They talked about setting up 529 plans for the children. So I mean, you’re talking about someone that gets a deal, 8,000 retail stores today. They’ve got great management in place just like we do. And they are super excited about being here.

So when I take a look also though, you know, people talk about private equity, there are many flavors of private equity. Here’s the way I think about it. If you think about being a private company, some of the best companies that we do business with as consumers have either been private and then came back out public after they got fixed. So Dell computer was a public company, went private, fixed itself, went back public, and has about a 300% growth off of what it was before. HCA, a giant hospital system, same thing. Hilton Hotel, same thing. But then look at companies that you interface with every day that are private. You know, my favorite two: Chick-fil-A, private; Trader Joe’s, private. So has Mars, SC Johnson, Pete Nordstrom and his brothers are taking Nordstrom private again because they realized the investments they wanted to make wouldn’t pay off in quarters, that the investors would be impatient.

And I go all the way back the nineties when I was working for Mary Kay. And we were a private company that had been a public company, and Mary Kay took that company private because of the fact that you were never gonna make Wall Street happy in a business that they didn’t really understand or believe in it. And unfortunately, that, you know, Wall Street doesn’t believe that we can be Amazon. They don’t believe we can be the PBMs or at least collaborate with ‘em. I know they’re wrong, but I’m gonna love spending my energy on things other than trying to convince analysts of that. And if you want to know how the transactions are progressing right now, it’s completely on track. We have ways to go still. We still absolutely believe we’re closed in fourth quarter.

Last month, the go shop period ended. We did not get any credible alternative interest in the company, which is interesting. It validates that we’ve got the right partner, but also that, you know, it’s a tough market for folks, as well as trying to convince their retail pharmacy has future. And so we saw no opportunity that was better for really remotely close to Sycamore Partners.

We filed a preliminary proxy with the Securities and Exchange Commission. It’s a standard and important milestone. We’ve received comments back and, and we’ll continue to, to work that nothing is right now off of our initial timeline. If anything, it might be slightly better than we were assuming.

Now, the reason the proxy is called preliminary is because we will get comments as we have and we will respond to those comments, and kind of perfect the proxy, that answers any incremental questions that they would’ve had.

They’ll then give a clearance and then we’ll be able to schedule a shareholder meeting. And we expect right now that shareholder vote will probably take place sometime this summer. And then from that, which, you know, I feel confident that the shareholders will support this, this situation, obviously they will look at not only the price that we’re giving and the, and the additional value that they could get out of City MD, Summit and Village. They will also look at the fact that we ran a go shop and there was no alternative interest in the company at a higher price. And I think they’ll be very, ultimately, they will absolutely support the deal, but we’ve gotta get out there. We gotta put the final proxy out and we’ve gotta solicit their input and get their votes. And so I think, you know, we see ourselves on track to being our closing before the end of the year.

And what’s the most important thing is obvious here. I don’t want Sycamore to show up the day after this close and, and have us say, what do you want us to do? I want Sycamore to show up. And by the way, they’re showing up now and saying, look at the momentum that you guys have got. What can we do to help? What more do you need? Where are you challenged? You know, what are the hard decisions you’ve still gotta make that we can help you with?

All of that is, is on the table. What’s not on the table is for us to look at them and say, what do you want us to do? We are a very, very successful large company and they expect that we know what we’re doing and they’re gonna be as excited as we are to get it closed so that we can begin to then move forward, and not be doing the planning moving forward, but actually doing it.

And so the bottom line is, what we’ve gotta do is stay focused on our customers, stay focused on each other, and be really sure that every dollar we spend is spent toward growing the business or running it effectively. And so my promise is I’ll keep you updated, you can stay tuned on the W connect or the Transaction Hub. But right now, we’re right on track and everything we’re learning about that has convinced me we’re way better off.

Additional Information and Where to Find It

In connection with the proposed transaction between Walgreens Boots Alliance, Inc. (the “Company”) and affiliates of Sycamore Partners Management, L.P. (“Sycamore Partners”), the Company has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement on Schedule 14A relating to its special meeting of stockholders and the Company and certain affiliates of the Company have jointly filed a transaction statement on Schedule 13E-3. The Company also intends to file a definitive proxy statement which will be mailed to the Company’s stockholders. The Company may file or furnish other documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, SYCAMORE PARTNERS AND THE PROPOSED TRANSACTION.

Stockholders may obtain free copies of the proxy statement and the Schedule 13E-3 and other documents the Company files with the SEC from the SEC’s website at www.sec.gov or through the Investors portion of the Company’s website at investor.walgreensbootsalliance.com under the link “Financials and Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations team by e-mail at Investor.Relations@wba.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the proxy statement filed with the SEC on April 14, 2025 (https://www.sec.gov/Archives/edgar/data/1618921/000119312525079580/d942554dprem14a.htm) under the sections entitled “Special Factors—Interests of the Executive Officers and Non-Employee Directors of the Company in the Merger,” “Directors and Executive Officers of the Company” and “Security Ownership of Certain Beneficial Owners and Management.” You may also find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2025 annual meeting of stockholders, which was filed with the SEC on December 13, 2024. To the extent that holdings of the Company’s securities have changed since the amounts set forth in the proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Other information regarding the participants in the proxy solicitation and a description of their interests is contained in the proxy statement and other relevant materials to be filed with the SEC relating to the proposed transaction. These documents can be obtained (when available) free of charge from the sources indicated above.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “accelerate,” “aim,” “ambition,” “anticipate,” “approximate,” “aspire,” “assume,” “believe,” “can,” “continue,” “could,” “create,” “enable,” “estimate,” “expect,” “extend,” “forecast,” “future,” “goal,” “guidance,” “intend,” “long-term,” “may,” “model,” “ongoing,” “opportunity,” “outlook,” “plan,” “position,” “possible,” “potential,” “predict,” “preliminary,” “project,” “seek,” “should,” “strive,” “target,” “transform,” “trend,” “vision,” “will,” “would,” and variations of these terms or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements regarding the proposed transaction, our ability to consummate the proposed transaction on the expected timeline or at all, the anticipated benefits of the proposed transaction, and the terms, the impact of the proposed transaction on our future business, results of operations and financial condition and the scope of the expected financing in connection with the proposed transaction. Forward-looking statements are based on current estimates, assumptions and beliefs and are subject to known and unknown risks and uncertainties, many of which are beyond our control, that may cause actual results to vary materially from those indicated by such forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the ability of affiliates of Sycamore Partners to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the proposed transaction; (iii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the receipt of certain regulatory approvals and stockholder approval; (iv) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the transaction agreements, including in circumstances requiring the Company to pay a termination fee; (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (vi) the risk that the proposed transaction disrupts the Company’s current plans and operations; (vii) the Company’s ability to retain and hire key personnel and maintain relationships with key business partners and customers, and others with whom it does business; (viii) risks related to diverting management’s attention from the Company’s ongoing business operations; (ix) significant or unexpected costs, charges or expenses resulting from the proposed transaction; (x) potential litigation relating to the proposed transaction that could be instituted against the parties to the transaction agreements or their respective directors, managers or officers, including the effects of any outcomes related thereto; (xi) uncertainties related to the continued availability of capital and financing and rating agency actions; (xii) certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xiii) uncertainty as to timing of completion of the proposed transaction; (xiv) the risk that the holders of Divested Asset Proceed Rights will receive less-than-anticipated payments or no payments with respect to the Divested Asset Proceed Rights after the closing of the proposed transaction and that such rights will expire valueless; (xv) the impact of adverse general and industry-specific economic and market conditions; (xvi) the possibility that alternative transaction proposals will or will not be made; (xvii) though no such transactions existed, the possibility that, if the Company did not enter into the transaction agreements, it potentially could have, at a later date, attempted to engage in other, unspecified transactions, including restructuring efforts, special dividends or the sale of some or all of the Company’s assets that may have produced a higher aggregate value than that available to the Company’s stockholders in the merger; (xviii) the risk that the Company’s stock price may decline significantly if the merger is not completed; and (xix) other risks described in the Company’s filings with the SEC. Forward looking statements included herein are made only as of the date hereof and the Company does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.